Exhibit 23

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-51603, 333-27437, 333-63659, 333-101792, 333-110961 and 333-159284 on Form S-8 and in Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 to Registration Statement No. 333-159284 of RadioShack 401(k) Plan of our report dated December 20, 2012, with respect to the statements of net assets available for benefits of the RadioShack 401(k) Plan as of June 30, 2012 and 2011, the related statements of changes in net assets available for benefits for the years ended June 30, 2012 and 2011, and the related supplemental schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of June 30, 2012, which report appears in the June 30, 2012 annual report on Form 11-K of the RadioShack 401(k) Plan.

/s/   Whitley Penn LLP

Fort Worth, Texas
December 20, 2012